UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2023
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-41428	87-4340782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 W. Ascension Way	84123
Suite 200
Murray
Utah
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2023, R1 RCM Inc. (the “Company”) received notice that Brian K. Dean would be resigning from the board of directors of the Company (the “Board”), effective immediately, in connection with his planned departure from Sutter Health (“Sutter”). The Board thanks Mr. Dean for his service and wishes him well.

Mr. Dean was nominated to the Board by Sutter pursuant to the Director Nomination Agreement, dated as of August 2, 2022, between the Company and Sutter (the “Nomination Agreement”). Under the terms of the Nomination Agreement, Sutter is entitled to nominate another individual to the Board upon Mr. Dean’s resignation.

On August 11, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Dominic Nakis as a director of the Company as the “Sutter Designee” (as such term is defined in the Nomination Agreement), effective as of August 11, 2023, to serve until the Company’s 2024 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Except for the Nomination Agreement, Mr. Nakis was not selected pursuant to any arrangement or understanding between him and any other person. Additional information about transactions between the Company and Sutter is set forth under the heading “Related Party Transactions—Sutter Health Transactions” in the Company’s proxy statement filed with the Securities and Exchange Commission on April 4, 2023.

Mr. Nakis currently serves as Sutter’s Senior Vice President and Interim Chief Financial Officer, where he is responsible for Sutter’s overall financial operations, including financial planning and analysis, investments, treasury, accounting and controls, revenue cycle, decision support, managed care contracting, actuarial, and underwriting. Mr. Nakis also oversees supply chain and Sutter’s health plan. Prior to joining Sutter in April 2023, Mr. Nakis held various roles at Advocate Aurora Health (“Advocate”) and its predecessor organizations for over 35 years, most recently serving as Chief Financial Officer and Advocate Board Treasurer from April 2018 to March 2023. Mr. Nakis began his career in the assurance practice at Ernst & Young in Chicago. He is a member of the Healthcare Financial Management Association and the American Hospital Association Investment Committee, and is a past member of the Healthcare Financial Management Association’s National Principles and Practices Board. Mr. Nakis earned a bachelor’s degree in accounting from the University of Illinois at Chicago and an MBA from DePaul University’s Kellstadt Graduate School of Business. Mr. Nakis is a certified public accountant.

The Company has entered into an indemnification agreement with Mr. Nakis in the form that the Company has entered into with its other directors, which provides that the Company will indemnify Mr. Nakis to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Nakis, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R1 RCM INC.

Date: August 14, 2023

By: /s/ Jennifer Williams
Name: Jennifer Williams
Title: Chief Financial Officer